Blue Bird Closes $600 Million Credit Facility Refinancing, Extends Maturity to 2031

Upsized facilities include a $300 million revolver and a $300 million delayed draw term loan, with lower pricing and expanded capacity to fund growth

MACON, GEORGIA – October 6, 2026 – Blue Bird Corporation (Nasdaq: BLBD), the leader in low and zero emission school buses, today announced that it has closed a new $600 million senior secured credit facility. The new facilities replace the company’s existing $250 million facilities and extend the maturity from November 2028 to September 2031.

The new credit agreement consists of a $300 million revolving credit facility and a $300 million delayed draw term loan facility. Borrowings under the delayed draw term loan facility are available for up to 24 months after closing or until the full $300 million has been drawn, whichever occurs first, and may be used to refinance existing debt and to primarily fund capital projects, research and development, and working capital. At closing, Blue Bird had ~$86 million of carry-over debt drawn under the new facilities and $670+ million of available liquidity.

Compared with the prior facilities, the new agreement increases total committed capacity from $250 million to $600 million. It lowers the interest rate margin to SOFR plus 1.25% to 2.25%, based on leverage, from SOFR plus 1.75% to 3.25%, and eliminates the prior 0.10% credit spread adjustment. The agreement also raises the maximum total net leverage ratio to 3.25x, with a temporary 0.50x step-up for four quarters following a qualifying acquisition of $75 million or more, and expands the accordion feature to the greater of $250 million or 1.0x trailing twelve-month EBITDA, plus additional amounts subject to a leverage test.

Bank of Montreal (“BMO”) acted as Administrative Agent, Joint Lead Arranger, and Joint Bookrunner for the transaction. Bank of America, N.A. served as Syndication Agent, Joint Lead Arranger and Joint Bookrunner, while CIBC Bank USA, Fifth Third Bank, N.A., Regions Bank, and TD Bank N.A. served as Joint Lead Arrangers and Joint Bookrunners.

“While Blue Bird already has a very strong balance sheet, this refinancing more than doubles our available borrowing capacity, lowers our cost of debt and extends maturity out to 2031,” said Razvan Radulescu, Chief Financial Officer of Blue Bird Corporation. “It gives us the flexibility to continue to invest in our operations and product development, while maintaining a conservative balance sheet. We appreciate the strong support from our bank group, led by BMO.”

Additional details are included in a Current Report on Form 8-K that the company will file with the Securities and Exchange Commission.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 25,000 propane, natural gas, and electric powered buses sold. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird’s complete product and service portfolio, visit www.blue-bird.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the expected use of the new credit facilities, future borrowings and the company’s financial flexibility. These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. Blue Bird undertakes no obligation to update any forward-looking statement, except as required by law.

Contact

Mark Benfield
Blue Bird Corporation
(478) 822-2315
Mark.Benfield@blue-bird.com